EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No’s. 333-120091, 333-144882, 333-150537, 333-154834 and 333-158827) of Microtune, Inc., of our report dated June 12, 2009, with respect to the consolidated financial statements of Auvitek International Ltd. included in the Current Report (Form 8-K/A) of Microtune, Inc.

/s/ Ernst & Young LLP

San Jose, California

October 15, 2009